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                                                                    EXHIBIT 21.1


                 SUBSIDIARIES OF WATCHGUARD TECHNOLOGIES, INC.

Qiave Technologies Corporation
Watchguard Technologies Australia Pty Ltd
Watchguard Technologies Japan KK
Watchguard Technologies France